EXHIBIT 10.1
                                 ------------



                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  1999 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN


         The purpose of the Wisconsin Central Transportation Corporation 1999 Non-Employee Director Compensation Plan ("Plan") is to attract and retain qualified and experienced persons to serve as directors of Wisconsin Central
Transportation Corporation ("Company") through cash payments and the provision of incentive and deferred compensation in the form of phantom stock units ("Units"), the value of which is related to the value of the common stock of the Company.


                                    ARTICLE 1
                                  COMPENSATION

         Effective as of the date of the 1999 annual meeting of stockholders, the compensation of each director who is not an employee of the Company or its subsidiaries ("Participant") shall be $30,000 per year (from the date of an annual meeting to the date of the next annual meeting), with one-half of such amount payable in Units pursuant to Article 2 of this Plan and one-half payable in cash or, at the written election of the Participant, in additional Units. Any cash compensation shall be payable in four equal quarterly installments. No additional compensation shall be payable for attendance at board meetings or committee meetings.


                                    ARTICLE 2
                                  PHANTOM STOCK

         2.1 Issuance of Phantom Stock Units. Phantom stock issued to Participants pursuant to this Plan shall be in the form of Units, each having a value for purposes of the Plan equal to the Fair Market Value (defined below) of a share of the common stock of the Company. On the date of each annual meeting each Participant shall be issued Units with a Fair Market Value on that date equal to the amount of compensation payable to such Participant in Units. "Fair Market Value" means, with respect to the common stock of the Company on any date, the closing price per share of the common stock on the last trading day prior to that date, as reported by NASDAQ and published in The Wall Street Journal (Midwest Edition) or, if listed on a stock exchange, as reported in the published reports of composite transactions for the exchange. For purposes of issuing Units with an aggregate value of $15,000 or $30,000 (as the case may be), fractional shares shall be disregarded.

         2.2 Adjustments to the Number of Units. In the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to the stockholders, exchange of shares or other similar corporate change, the number of Units outstanding and the stated value of the Units shall be appropriately adjusted by the board of directors of the Company ("Board"), whose determination shall be conclusive. Upon notice of a merger of the Company in which the Company will not be the surviving corporation, the Board shall take such action as appropriate to result in equitable treatment of the Units in connection with such event.

         2.3 Redemption of Units. On the day after a Participant ceases for any reason to be a director of the Company, the Company shall redeem the Participant's outstanding Units for a price per Unit equal to the Fair Market Value of one share of common stock of the Company on that date. The redemption price shall be payable in cash as soon as reasonably practical or, to the extent the Participant has elected to have such Units be subject to Article 3 of this Plan, on a deferred basis.

         2.4 Cash Dividends. If the Company pays a cash dividend on its common stock, the Company shall pay each Participant an amount per Unit than held by such Participant equal to the amount of the dividend paid on each share of common stock of the Company.

         2.5 No Voting Rights. The Participants shall not be entitled to any voting rights.

         2.6 Nontransferability. Units granted under this Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

                                    ARTICLE 3
                              DEFERRED COMPENSATION

         3.1 Redemption Subject to Deferral. Each Participant may elect, as provided in this Article 3, to have redemption of such Participant's Units be subject to a deferred payment plan. Such election shall be made (i) with respect to the first issuance of Units to a Participant, not later than the date of issuance of the Units and (ii) with respect to each subsequent issuance of Units to such Participant, not later than the date of the annual meeting which falls approximately one year before the date of such issuance. Each election to have redemption of specified Units be subject to a deferred payment plan shall be irrevocable with respect to the Units subject to the election.

         3.2      Deferred Payment Plans.

     a. All deferred payment plans shall permit payouts on June 1st of each year during the payout period.

     b. Each deferral election shall indicate (i) the year in which the Participant elects to have the deferred payments begin and (ii) the number of years over which the Participant elects to have the deferred payments made. If the date on which the Participant ceases to be director occurs at any time before June 1st of the requested start year, the first deferred payment shall be made on June 1st of the requested start year. If the date on which the Participant ceases to be director occurs at any time after June 1st of the requested start year, the first deferred payment shall be made on the first June 1st following the date on which the Participant ceases to be a director.

     c. The total redemption amount to be paid in accordance with a deferred payment plan for specified Units, including interest accrued prior to the payout period, shall be divided as evenly as possible over the years of the payout for such Units.

     d. Notwithstanding the foregoing subsections, upon the death of a Participant who is then serving as a director all outstanding Units shall be redeemed in cash, and upon the death of a Participant who has ceased to be a director, any remaining unpaid redemption price and accrued but unpaid interest shall be payable in cash.

         3.3 Interest. Any amounts subject to a deferred payment plan shall accrue interest beginning on the day following the day on which the relevant Participant ceases to be a director. The annual rate shall be determined by the Board in its sole discretion and shall be a rate which in the Board's judgment fairly reflects the Company's cost of unsecured borrowing. Interest shall be accrued and compounded quarterly. Interest accrued after the beginning of the payout period shall be paid with the next annual payment of the redemption price.


                                    ARTICLE 4
                                  MISCELLANEOUS

         4.1 Adoption of this Plan. Adoption of this Plan by the Board shall be the only action required to authorize the issuance of the Units to the Participants under this Plan.

         4.2 Powers of the Board. The Board shall have no power to determine the granting of Units under this Plan (other than by adoption of this Plan). All Units shall be granted as provided in Article 1 of this Plan without further action by the Board.

         4.3 Administration. Subject to the provisions of Section 4.2 of this Plan, the Board shall be responsible for the administration of this Plan. The Board, by majority action, shall have the sole and absolute power and authority to prescribe, amend and rescind rules and regulations relating to this Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration and interpretation of this Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Board pursuant to the provisions of this Plan shall be final, binding and conclusive for all purposes and upon all persons. Notwithstanding anything to contrary contained in this Section 4.3, no action taken pursuant to this Section 4.3 shall alter, impair or reduce a Participant's rights under this Plan relating to Units which have been granted and are outstanding without the written consent of the affected Participant.

         4.4 Recordkeeping. The Company shall maintain records of all Units granted and redeemed and of deferred payout amounts and accrued interest. Upon written request, the Company shall provide a Participant with a statement of the Participant's Units and such amounts. The Company's records shall be conclusive absent manifest error.

         4.5 Tax Disclaimer. The Company intends that payments of redemption price of Units subject to a deferred payment plan will not be included in the income of the Participant for tax purposes until the time of payment, but the Company does not warrant this tax treatment and shall have no liability if this tax treatment is not available to a Participant. Participants are advised to consult with their own tax advisors with respect to the tax consequences of their participation in this Plan.

         4.6 Election Form. A Participant may make elections under this Plan by completing and signing a Participant Election in the form of Annex A to this Plan or by any other method reasonably acceptable to the Company.

         4.7 Withholding Taxes. The Company shall have the right to withhold from payments under this Plan any applicable withholding tax, as determined by the Company.

         4.8 Effectiveness and Termination of Plan. This Plan shall be effective upon its adoption by the Board. At any time after the effective date, the Board may terminate this Plan. Unless sooner terminated, this Plan shall terminate 10 years after the date it was adopted by the Board. All Units which have been granted prior to the date of termination shall survive and be unaffected by such termination.

         4.9 Amendment or Modification of Plan. The Board at any time may amend or modify this Plan; provided, however, that no amendment or modification of this Plan shall in any manner adversely affect any Unit which has been granted pursuant to this Plan without the written consent of the affected Participant.

         4.10 Unfunded. This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits under this Plan. Neither the Participants nor any other persons shall have any interest in any particular assets of the Company by reason of the right to receive benefits under this Plan.

         4.11 Relationship to Director Stock Option Plan. Compensation of non-employee directors under this Plan is in addition to the grant of options provided by the Company's Director Stock Option Plan as in effect from time to time.

         4.12 Requirements of Law. The granting and redemption of Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national exchanges as may be required.

         4.13 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Illinois.

         4.14 Severability. Wherever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Plan.


Adopted by the Board of Directors on May 20, 1999.

                                                                         Annex A

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  1999 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
                              PARTICIPANT ELECTION

Re:  Issuance of Phantom Stock Units in ____ [year]
--------------------------------------------------------------------------------

                                    Section I

[___] Participant elects to receive Participant's entire compensation in Phantom Stock Units.

--------------------------------------------------------------------------------

                                   Section II

[___] Participant elects to have payment of redemption price of all Phantom Stock Units received next year be subject to a deferred payment plan.

--------------------------------------------------------------------------------

                                   Section III
   Only For Participants Who Are Participating in the Plan for the First Time

[___] Participant elects to have payment of redemption price all Phantom Stock Units received this year be subject to a deferred payment plan.

--------------------------------------------------------------------------------

                                   Section IV
          Any Participant Who Elected to Utilize a Deferred Payment Plan
                   Pursuant to Section II or Section III Above
                           Must Complete This Section

Participant elects to have (complete both blanks):
         (a) the first deferred payment with respect to Phantom Stock Units described in Section II and Section III (as applicable) above made on June 1, ________ [ year]; and
         (b) the deferred payments be made annually during a payout period totaling __ years. (These elections are subject to Section 3.2b.)

--------------------------------------------------------------------------------


                                       By:
                             Printed Name:
                                     Date: